Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between The Manitowoc Company, Inc. (the “Company” or “Manitowoc”), and [Insert Name] (“Executive” or “Name”).

WHEREAS, Manitowoc seeks to hire, or continue the employment of, [Name], as its [position title], and [Name] wishes to be employed, or continue his or her employment, by Manitowoc as its [position title], on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises contained herein, which includes rights to severance benefits, equity interests and awards, and access to confidential and proprietary information, it is agreed that the Company shall employ (or continue the employment of) and Executive shall be employed pursuant to the following terms and conditions, effective [insert date] (“Effective Date”).

1.EMPLOYMENT AND DUTIES.  During the Employment Period (as defined below), Executive shall be employed by the Company as its [position title].  Executive shall have the normal duties, responsibilities and authority of such position, subject to the power and direction of the Company’s [For Non-CEO Version Only: Chief Executive Officer and its] Board of Directors, to expand or limit such duties, responsibilities and authority.  During Executive’s employment, Executive shall devote all of his or her business time and efforts to the performance of Executive’s duties on behalf of the Company, and its respective direct or indirect subsidiaries, whether currently existing or hereafter acquired or formed (collectively, the “Company Group”), and will not engage in or be concerned with any other commercial duties or pursuits without prior written permission of the Company, which may be provided by [For Non-CEO Version Only:  the Chief Executive Officer or] the Board of Directors.  Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as an officer or a member of charitable, educational or civic organizations; (ii) engaging in charitable activities and community affairs; (iii) managing Executive’s personal investments and affairs; and, (iv) engaging in limited commercial activities on Executive’s own time or while not expected to be providing services on behalf of the Company; provided, however, that such service and activities do not, in the Company’s reasonable opinion, interfere with the performance of Executive’s duties on behalf of the Company, create any conflict of interest as it relates to the Company, and are not represented in a manner that suggests the Company supports or endorses the services or activities without the advance approval of the Company.  Executive shall be responsible for complying with all policies and operating procedures of the Company (that are provided or made available to Executive) in the performance of Executive’s duties on behalf of the Company.

2.TERM.  This Agreement shall commence on the Effective Date and continue until terminated as provided in this Section 2.

a.Termination for Cause.  The Company may terminate Executive’s employment and this Agreement for Cause (as defined below) immediately upon notice to the Executive. Such notice shall specify in reasonable detail the nature of the Cause.  For purposes of this Agreement, “Cause” means any of the following, as determined by the Company in its reasonable judgment, exercised in good faith:  (a) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime, the circumstances of which are substantially related to Executive’s duties or responsibilities; (b) theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company Group or any other act of fraud or dishonesty with respect to the Company Group; (c) Executive’s willful misconduct, including any intentional, grossly negligent, or unlawful misconduct by Executive that the Company reasonably believes could be detrimental to the Company in a non-immaterial manner, or reflect poorly on the Company; (d) Executive’s willful or intentional breach of Sections  7, 8, or 9 of this Agreement; (e) Executive’s violation of the Company’s policies on non-discrimination and/or harassment; (f) the failure by Executive to comply with any meaningful (in the Company’s reasonable opinion) Company policy generally applicable to Company employees (that are provided or made available to the Executive) or reasonable and lawful Company directions or instructions; or (g) any material breach by Executive of this Agreement; provided, that, prior to a termination due to Executive’s acts or omissions described in clauses (f) and/or (g) herein, the Company shall have provided Executive with written notice setting forth in reasonable detail the acts or omissions constituting Cause, and Executive shall have failed to cure such acts or omissions within thirty (30) days of his or her receipt of the written notice.  In the event of a termination for Cause, Executive shall be entitled to receive as compensation only (i) his or her salary thru the date of termination, and (ii) the amount of any expenses properly incurred (and submitted to the Company) by Executive on behalf of the Company (pursuant to the Company’s expense reimbursement policies and procedures) prior to the date of termination which have not yet been reimbursed (together (i) and (ii) shall be referred to as the “Accrued Obligations”), which shall be paid with the first payroll immediately following the termination.

b.Termination by the Company Other Than for Cause.  If the Company terminates Executive’s employment without Cause, and Executive executes and honors a separation agreement and release to the Company’s satisfaction (the “Separation Agreement”), the Company will provide Executive with the following severance pay and benefits, unless Executive is entitled to the severance pay and benefits outlined in Section 4, in which case, none of the following shall be provided:

i.[For CEO Version Only:  2x][For Non-CEO Version Only: 1x] the total of (a) Executive’s then-current annual Base Salary, plus (b) the target level of Executive’s short-term incentive bonus compensation for the year in which the termination occurs.  The base salary amount shall be paid in accord with the Company’s regular payroll process over the [For CEO Version Only:  24-month][For Non-CEO Version Only: 12-month] period immediately following Executive’s termination of employment consistent with the terms of the Separation Agreement; provided that, if the period of time during which Executive may provide a release pursuant to the Separation Agreement overlaps two calendar years, any payments that would otherwise be made during the first calendar year shall be delayed and paid in the second calendar year if the release is provided and not revoked.  For purposes of unemployment compensation, the severance pay provided under this paragraph shall be allocated to the [For CEO Version Only:  24-month][For Non-CEO Version Only: 12-month] period immediately following Executive’s termination of employment.

ii.The pro-rata share (determined by dividing the number of days employed in the year in which the termination occurs by 365) of Executive’s short-term incentive bonus compensation for the year in which the termination occurs based on the Company’s actual performance versus the Company’s short-term metric targets at the conclusion of the year which would have otherwise been applicable as if Executive had remained employed through year-end.  This amount shall be paid at the time that others who are eligible to receive bonus compensation are paid after the year in which the termination occurs.

iii.Should Executive elect COBRA coverage, the Company will pay for such COBRA coverage on behalf of Executive and/or the eligible members of Executive’s family for a [For CEO Version Only:  24-month][For Non-CEO Version Only: 12-month] period.

iv.Outplacement benefits and assistance for a period of [For CEO Version Only:  24 months][For Non-CEO Version Only: 12 months] up to a cost of [For CEO

Version Only:  fifty thousand dollars ($50,000)][For Non-CEO Version Only: twenty-five thousand dollars ($25,000)].  Details of such outplacement benefits and assistance shall be determined by the Company, and information will be provided by the outplacement firm at the time of, or shortly after, termination of employment.

v.Except to the extent a more favorable result is provided to Executive under the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) or any award agreement thereunder, the following treatment with respect to equity-based awards (provided that, except as modified below, the existing terms of such awards shall continue to apply):

(1)Any unvested stock options or stock appreciation rights held by Executive under the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) shall vest on a pro rated basis and shall be exercisable until the earlier of the date that is twelve (12) months from the date of termination or the date of expiration of such stock options or stock appreciation rights to exercise any outstanding stock options or stock appreciation rights.  The pro ration shall be calculated my multiplying the number of unvested stock options or stock appreciation rights by a fraction, the numerator of which is the number of months (rounded up to the next whole month) in the applicable vesting period for such unvested stock options or stock appreciation rights during which Executive was employed and the numerator of which is the total number of months in the applicable vesting period.

(2)Any unvested shares of restricted stock or restricted stock units held by Executive under the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) shall vest on a pro rated basis.  The pro ration shall be calculated my multiplying the number of unvested shares of restricted stock or restricted stock units, the numerator of which is the number of months (rounded up to the next whole month) in the applicable vesting period for such unvested shares of restricted stock or restricted stock units during which Executive was employed and the numerator of which is the total number of months in the applicable vesting period.

(3)Any unearned performance shares or performance share units held by Executive under the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) shall be prorated by multiplying the total number of shares subject to the performance shares or performance share units by a fraction, the numerator of which is the number of months (rounded up to the next whole month) in the applicable performance period for such unearned performance shares or performance share units during which Executive was employed and the numerator of which is the total number of months in the applicable performance period, , and such pro rata portion of the performance shares or performance share units shall remain eligible to be earned and paid on their original schedule at the end of the applicable performance period based on actual performance.

In addition, and whether Executive executes the Separation Agreement or not, the Company will pay Executive his or her Accrued Obligations with the first payroll immediately following the termination.

c.Termination by Executive.  Executive may terminate his or her employment without Good Reason (as defined below) at any time and without advance notice; however, the Company requests that Executive provide it with sixty (60) days’ prior written notice to ensure ongoing operations of the Company are not adversely affected.  In the event of notice of voluntary termination of employment, the Company may immediately terminate Executive’s employment, and such termination shall be treated as a termination for “Cause” for purposes of entitlement to any severance or other benefits under Section 2.b.  Executive shall be entitled to receive as compensation only his or her Accrued Obligations, which shall be paid with the first payroll immediately following termination.

d.Termination by Executive with Good Reason.  Executive may terminate his or her employment with Good Reason.  “Good Reason” means that (i) Executive’s primary work location (i.e., the business office to which Executive is assigned) as of the date on which this Agreement was executed is moved by the Company more than fifty (50) miles without his or her permission; (ii) a material reduction or diminution in Executive’s principle duties and responsibilities without his or her permission; (iii) all or any portion of Executive’s total target compensation package (including, without limitation, all forms of compensation and benefits) is adversely changed which would materially reduce the maximum potential compensation to be received by Executive in the year in which such change(s) occurs without his or her permission, provided, however, that such reduction shall not be considered “Good Reason” if the reduction is consistent with a reduction applicable to others employed in a similar capacity with the Company, or is consistent with the terms of any Company bonus program or Plan as long as the Company can demonstrate a legitimate business purpose for any such reduction based upon an adverse change in the financial performance of the Company at the time of the implementation of any such reduction; or (iv) a material breach of this Agreement.  If Executive wishes to invoke the Good Reason basis for his or her voluntary termination, he shall give the Company a thirty (30)-day notice, within which the Company shall have the opportunity to cure the conditions constituting Good Reason.  If the Company fails to cure the conditions constituting Good Reason, and Executive executes and honors the Separation Agreement, then the Company shall provide Executive with the severance and other benefits under Section 2.b.; provided, however, that the rate of the Base Salary shall be at the rate in effect as of the termination date without giving effect to any reduction in Base Salary giving rise to a resignation for Good Reason, and that, if Executive is entitled to the severance pay and benefits outlined in Section 4, the severance and other benefits under Section 2.b shall not also be provided.  In addition, and whether Executive executes the Separation Agreement or not, the Company will pay Executive his or her Accrued Obligations with the first payroll immediately following the termination.

e.Bonus / Commission Eligibility After Termination.  Executive’s entitlement to receive any type of incentive bonus compensation or commission under any plan(s) or arrangement(s) of the Company with respect to the year in which Executive’s employment is terminated shall be governed by such applicable plan(s) or arrangement(s), as may be modified by this Agreement, if at all.

3.COMPENSATION.  During Executive’s employment, the Company shall pay and provide Executive with the following:

a.Base Salary.  The Company will pay Executive a Base Salary at the initial gross annual rate of $[insert amount].  Executive’s Base Salary shall be payable in accordance with the Company’s standard payroll procedures, and may be adjusted upward in the sole discretion of the Company; Executive’s Base Salary shall not be adjusted downward without Executive’s permission; provided, however, that the Base Salary may be reduced consistent with a reduction applicable to others employed in a similar capacity with the Company.

b.Incentive Compensation Programs.  In addition to the Base Salary provided for in Section 3.a. above, Executive shall be eligible to participate in the Company’s short- and long-term incentive compensation programs for the Company’s senior executive officers as in effect from time to time.

c.Benefits.  During employment, Executive shall be entitled to receive the same benefits the Company makes available to other employees in similar positions in accordance with the terms and conditions of the Company’s benefit plans and policies, which plans and policies shall be subject to change in the sole discretion of the Company so long as such change does not reduce previously accrued benefits of the Executive that are subject to the Executive Retirement Income Security Act (“ERISA”).

d.Expenses.  Upon submission of appropriate documentation, the Company shall reimburse Executive for all reasonable business expenses incurred in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies in effect from time to time.

e.Taxes.  The Company may withhold all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation, or ruling, and any additional withholding to which Executive has agreed, from any compensation or benefits payable under this Agreement or otherwise.  In the event the Company pays to the Executive all or a portion of the Executive’s account under the Company’s Deferred Compensation Plan at a time or in a form different from the time and form timely elected by the Executive under the Deferred Compensation Plan and such change in time or form results in the imposition of an additional tax and interest on the Executive with respect to such payment under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended, the Company shall indemnify the Executive against such additional tax and interest.

f.Payment in the Event of Death.  In the event of Executive’s death, any accrued or vested salary, amounts or benefits payable to Executive, whether or not pursuant to this Agreement, shall be paid to the Executive’s designated beneficiary on record with an applicable benefit plan or the Company’s human resources office, if any, or the Executive’s estate with respect to such salary, amounts or benefits for which there is no designated beneficiary.

4.CHANGE OF CONTROL.  If a “Change of Control” (as defined below) of the Company occurs and Executive’s employment is terminated without Cause (as defined in Section 2) prior to the conclusion of two years following the Change of Control, Executive shall be entitled to the severance pay and benefits outlined in Section 4.b.

a.Change of Control Defined.  “Change of Control” of the Company means the first to occur of the following with respect to the Company or any upstream holding company:

i.Any “person,” as that term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

ii.The Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of the Company’s then outstanding securities.  Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares of the Company’s Common Stock are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares of the Company’s Common Stock outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;

iii.The Company or any subsidiary sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so transferred exceeds 50% of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided, however, that such a transfer effected pursuant to a spin-off or split-up where stockholders of the Company retain ownership of the transferred assets proportionate to their prorata ownership interest in the Company shall not be deemed a “Change of Control;”

iv.The Company dissolves and liquidates substantially all of its assets; or

v.At any time after the date of this Agreement when the Continuing Directors cease to constitute a majority of the Board of Directors of the Company.  For this purpose, a “Continuing Director” shall mean: (A) the individuals who, at the date of this Agreement constitute the Board; and (B) any new directors (other than directors designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) of this paragraph 1(b) of this Agreement) whose appointment to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the then-serving Continuing Directors.

b.Severance Pay and Benefits.  If the Company terminates Executive’s employment without Cause, or Executive terminates his or her employment for Good Reason, either (i) prior to the conclusion of two (2) years of employment following a Change of Control, or (ii) in the case of the Company’s termination of Executive’s employment without Cause, six (6) months prior to a Change of Control where such termination can be reasonably demonstrated by Executive (a) to have been occasioned by or at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (b) otherwise to have arisen in connection with or in anticipation of the Change of Control, and Executive executes and honors a separation agreement and release to the Company’s satisfaction (the “Separation Agreement”), then the Company will provide Executive with the following severance pay and benefits:

i.[For CEO Version Only:  3x][For Non-CEO Version Only: 2x] the total of (a) Executive’s then-current annual Base Salary, plus (b)  the target level of his or her short-term incentive bonus compensation for the year in which the termination occurs.  This amount shall be paid in accord with the Company’s regular payroll process over the [For CEO Version Only:  36-month][For Non-CEO Version Only: 24-month] period immediately following termination of employment consistent with the terms of the Separation Agreement; provided that, if the period of time during which Executive may provide a release pursuant to the Separation Agreement overlaps two calendar years, any payments that would otherwise be made during the first calendar year shall be delayed and paid in the second calendar year if the release is provided and not revoked.  For purposes of unemployment compensation, the severance pay provided under this paragraph shall be allocated to the [For CEO Version Only:  36-month][For Non-CEO Version Only: 24-month] period immediately following Executive’s termination of employment.

ii.The pro-rata share (determined by dividing the number of days employed in the year in which the termination occurs by 365) of Executive’s short-term incentive bonus compensation for the year in which the termination occurs based on an assumption that all performance metrics are met so as to allow for a target payout.  This amount shall be paid at the time that others who are eligible to receive bonus compensation are paid after the year in which the termination occurs.

iii.The Company shall provide Executive with health and medical insurance benefits that are substantially similar to those benefits Executive was receiving prior to termination for a [For CEO Version Only:  36-month][For Non-CEO Version Only: 24-month] period.

iv.Outplacement benefits and assistance for a period of [For CEO Version Only:  36 months][For Non-CEO Version Only: 24 months] up to a cost of [For CEO Version Only:  fifty thousand dollars ($50,000)][For Non-CEO Version Only: twenty-five thousand dollars ($25,000)].  Details of such outplacement benefits and assistance shall be determined by the Company, and information will be provided by the outplacement firm at the time of, or shortly after, termination of employment.

v.Except to the extent a more favorable result is provided to Executive under the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) or any award agreement thereunder, the following treatment with respect to equity-based awards (provided that, except as modified below, the existing terms of such awards shall continue to apply):

(1)Any unvested stock options or stock appreciation rights held by Executive under the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) shall vest in full and shall be exercisable until the earlier of the date that is twelve (12) months from the date of termination or the date of expiration of such stock options or stock appreciation rights to exercise any outstanding stock options or stock appreciation rights.

(2)Any unvested shares of restricted stock or restricted stock units held by Executive under the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) shall vest in full.

(3)Any unearned performance shares or performance share units held by Executive under the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) shall be deemed earned at the target level and fully vested.

In addition, and whether Executive executes the Separation Agreement or not, the Company will pay Executive his or her Accrued Obligations with the first payroll immediately following the termination.

c.Disability During Employment.  If during the six (6)-month period immediately preceding, or the two (2)-year period immediately following, a Change of Control, while Executive is employed, Executive shall become disabled by sickness or otherwise so that he or she is unable to perform the regular duties of his or her employment on a full-time basis, the Company shall pay Executive commencing on the date of the disability and continuing for the first six months thereafter, as sick pay, his Base Salary and provide all benefits Executive was receiving at the time.  If the disability continues beyond six months, then the payment of the Executive’s Base Salary shall be suspended during the period of disability. During the term of disability, and until the expiration of the two (2)-year period following a Change of Control, the Executive shall continue to receive customary fringe benefits as provided in this Agreement.  The obligation to provide the foregoing disability benefits shall survive the termination of this Agreement provided the disability was incurred before termination.  If the disability terminates prior to the end of the two (2)-year period following a Change of Control, the Executive may elect to return to full-time employment under this Agreement, in which case this paragraph shall apply to all subsequent short or long-term disabilities.

To determine whether the Executive is disabled for the purposes of this Section 4.c., either the Company or the Executive may request a medical examination of the Executive by a doctor appointed by the Company, or as the Company and Executive may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the Company and Executive as to whether or not the Executive has become disabled and the date when such disability arose.  The cost of any such medical examination shall be borne by the Company.

5.RELINQUISHMENT OF POSITIONS UPON TERMINATION.  Upon termination of employment for any reason, Executive, to the extent Executive holds an officership or directorship with the Company, shall resign all officerships, directorships or other positions that Executive then holds with the Company or any of its affiliates.

6.DEFINITIONS / BACKGROUND.

a.Background.  The Company is a leading global manufacturer of cranes and lifting solutions with manufacturing, distribution, and service facilities in 20 countries.  The Company is recognized as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, which are complemented by a slate of industry-leading aftermarket product support services.  The Company has net sales in the billions of dollars, with over half generated outside the United States.  The Company enjoys a competitive advantage in a highly competitive market because of its continuous research and development of the processes and practices it uses to design and manufacture products, including the development and expansion of products, markets, services and customer relations, as well its significant attention and focus on customer service and appreciation by which the Company’s good will is created.  The Company has customers, customer relationships, intellectual property, confidential information and other business assets (some of which is more particularly identified below) by virtue of the work it performs, relationships it has developed, and continues to develop and acquire further customers, confidential information, intellectual property and assets.  The Company has expended significant time, money and effort in developing that competitive edge and takes measures to protect it, including the regular use of computer passwords, locks, training, implementation of certain Company rules and procedures, and other security measures.

b.Protected Information.  “Protected Information” means Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer lists, customer information, and customer needs; nonpublic financial information; marketing, business and strategic plans; business methods; research strategies and plans; patent applications; sales and marketing plans; future market and product plans; Company (not individual) know-how; trade secrets; Company research and development, techniques, processes, product development, work processes or methodologies; production machinery, tools, tooling, raw materials and methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development; mechanical development and research, and all drawings or engineering for the same; and other information of a technical or economic nature relating to the Company’s business, and to which Executive has access.  Protected Information includes negative know-how, which is information about what the Company has tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do.  Information, data, and materials received by the Company from others in confidence (or subject to nondisclosure or similar covenants), or received by Executive from the Company Group that is of the same character as that described in this paragraph, shall also be deemed to be and shall be Protected Information.

Notwithstanding the foregoing, Protected Information shall not include information that Executive can prove (i) was in the public domain, being publicly and openly known through lawful and proper means, (ii) was independently developed or acquired by Executive without reliance in any way on other Protected Information of the Company or any customer or (iii) was approved by the Company for use and disclosure by Executive without restriction.

c.Company Customer.  “Company Customer” is limited to those customers, clients or partners who did business with the Company within the most recent eighteen (18) months of Executive’s employment (or during the period of Executive’s employment, if Executive was employed for less than twenty-four months) and (a) about whom Executive, as a result of his or her employment, had access to information or goodwill as a normal part of Executive’s job performance that would assist in solicitation of such Company Customer, or (b) with whom Executive personally dealt on behalf of the Company in the eighteen (18) months immediately preceding the last day of Executive’s employment and that Executive was introduced to or otherwise had business contact with such Company Customer as a result of his or her employment with the Company.  “Company Customer” shall also include an individual or business to whom a pitch to solicit or secure business or a sale was prepared (even if not yet made) within the 12-month period preceding the end of Executive’s employment, and with which Executive had not insignificant involvement in the preparation, or had exposure to specific information developed for that particular pitch.

d.Competitive Services.  “Competitive Services” means services of the type that the Company  provided or offered to its customers, clients or partners at any time during the twenty-four (24) months immediately preceding the last day of Executive’s employment with the Company (or at any time during Executive’s employment if Executive was employed for less than twenty-four months).  “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer/client/partner or anticipated customer/client/partner at the time Executive’s employment with the Company ended.  Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Executive’s employment with the Company ends.

e.Competitive Products.  “Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/client/partner at any time during the twelve (12) months immediately preceding the last day of Executive’s employment (or at any time during Executive’s employment if Executive was employed for less than twelve months).  Competitive Products does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Executive’s employment with the Company ends.

f.Direct Competitor.  Because the Company has significant sales and Company Customers in the United States and various countries throughout the world, “Direct Competitor” means a person, business or company providing Competitive Products or Competitive Services anywhere in the United States or in those countries where a Company Customer is located.

7.OWNERSHIP RIGHTS.  In the course of Executive’s employment with the Company, Executive may be creating, designing, drafting, developing, or adding to the Company’s trade secrets, inventions, or copyrights.  Executive shall promptly communicate all such work product to the Company.

a.Inventions.  Any design, improvement, discovery, computer program, software development, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by Executive during Executive’s period of employment with the Company shall be considered a “Company Invention” that belongs to the Company if it:  (a) involved the use of working time; (b) involved the use of Company  equipment, supplies, facilities, or trade secrets; (c)  at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company (collectively, “Company Inventions”).  Executive assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Executive’s entire right, title, and interest in all Company Inventions (as just defined), and any patent rights arising therefrom.

b.Copyrights.  Any material written, created, designed, discovered, or drafted by Executive for the Company or connected to Executive’s employment with the Company shall be considered a work for hire and the property of the Company.  With respect to all intellectual property that is first created and prepared by Executive that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Executive would be regarded as the copyright author and owner, Executive hereby assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Executive’s entire right, title, and interest in and to such works, including all copyrights therein.

c.Trade Secrets.  Any trade secret (as defined by law) developed by Executive during Executive’s period of employment with the Company shall belong to the Company if it:  (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, trade secrets or Protected Information; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company.  Executive assigns and agrees to assign to the Company all rights in all Company Trade Secrets (as just described) and any patent rights arising therefrom.

d.Cooperation.  When requested by the Company, during or after employment, Executive will support and cooperate with the Company in pursuing any patent, copyright, or trade secret protection in the United States and foreign countries for any Company Invention or work for hire.  Executive will sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company.  The costs of obtaining and defending patent and copyright rights shall be paid by the Company, and the Company shall pay reasonable compensation to Executive for Executive’s services under this Section 7.d. if Executive is not then employed by the Company.

If Executive does not or will not sign any such document the Company requests, then Executive hereby irrevocably designates the Company and its officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and to execute such documents as needed to carry out the Company’s rights established in this Section 6.

e.Prior Inventions.  Executive has attached as Exhibit A, a list describing all inventions, original works of authorship, developments, and improvements which were made by Executive prior to employment with the Company, which belong to Executive and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”).  If no such list is attached, Executive represents and warrants that there are no such Prior Inventions.  If, in the course of employment with the Company, Executive incorporates any Prior Inventions into any work for hire, Company Invention, or Company trade secret, Executive grants the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.

f.Notice of Limits to Assignment.  The provisions of this Section 7 do not apply to any work product that Executive developed entirely on Executive’s own time without using Company equipment, supplies, facilities, trade secrets or Protected Information, unless the work product (1) relates to the Company’s business or demonstrably anticipated business, (2) relates to the Company’s actual or demonstrably anticipated research or development, or (3) results from any work performed by Executive for the Company.

8.CONFIDENTIALITY.

a.Necessity.  In the course of Executive’s employment with the Company, Executive may be making use of, acquiring, or adding to the Company’s confidential information, trade secrets, and Protected Information.  In addition, Executive’s work for the Company requires Executive be provided access to valuable confidential information, trade secrets, and Protected Information.  The confidential information, trade secrets, and Protected Information to which Executive will have access is valuable to the Company and/or its customers and business partners and each party takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks and other security measures, and requires employees with access to this information to execute agreements similar that have similar restrictions as this Agreement where possible.  Executive acknowledges that the Company will not provide Executive (on a going forward basis) with access to the valuable confidential information, trade secrets, or Protected Information unless Executive executes this Agreement.

b.Promises.  Executive makes the following promises regarding Protected Information.

i.Promise To Protect.  Executive promises to protect and maintain the confidentiality of Protected Information while employed by the Company.  Executive will follow all Company policies and procedures for the protection and security of this information.  Executive will also immediately report to management any potential or actual security breach or loss.

ii.Promise to Return.  Executive agrees to return (and not retain) any and all materials reflecting Protected Information that he may possess (including all Company-owned equipment) immediately upon termination of employment or upon demand by the Company.

iii.Promise Not To Use Or Disclose.  Executive agrees to not use or disclose, except as necessary for the performance of Executive’s services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company.  This promise applies only for so long as such Protected Information remains confidential and not generally known to, and not readily ascertainable through proper means by, the Company’s competitors, or two years following the end of Executive’s employment with the Company, whichever occurs first.  And, because the Company has significant sales throughout the world (as referenced in Section 6.a. above), and because Protected Information is generally very portable and transferable without geographic borders or constraints, this prohibition applies worldwide.

c.Legal Proceedings, Government Investigations and Legal Actions.  If Executive is requested or required to provide Protected Information in a legal proceeding other than a government investigation or government legal action, Executive will promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive Executive’s obligations under this Agreement.  However, nothing in this Agreement (including anything in Sections 6 thru 9) prohibits Executive from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.  Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he or she made such reports or disclosures.

9.RESTRICTIVE COVENANTS.  Executive understands and agrees that the Company has legitimate interests in protecting its goodwill, its relationships with business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to protect such interests and are narrowly construed to meet such goals.

a.Non-Solicitation.  In the course of Executive’s employment with the Company, should Executive have access to and contribute to developing relationships of trust and goodwill with Company Customers, he or she will then also learn and assemble confidential information about Company Customer’s purchase needs, demands, qualifications, and other business priorities.  By developing these relationships of trust and goodwill and learning this confidential information, Executive will become uniquely positioned to sell Competitive Products or Competitive Services to Company Customers.  Executive acknowledges that the relationships and goodwill that Executive develops with Company Customers as a result of his or her employment belong to the Company and that using such relationships and goodwill against the interests of the Company would be unfair.  Executive further acknowledges that because those relationships and goodwill are based on personal trust, the Company will need an opportunity, free from interference by Executive, to secure the relationships and goodwill for itself after Executive’s employment ends.  Executive therefore agrees that while employed by the Company and for a period of twenty-four (24) months after Executive’s employment with the Company ends, for whatever reason, Executive will not, and will not assist anyone else to, (1) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Competitive Products; or (2) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Competitive Products that such Company Customer conducts or could conduct with the Company.

b.Non-Competition.  Executive agrees that while employed by the Company and for a period of twenty-four (24) months after Executive’s employment with the Company ends for any reason, Executive will not, for himself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Executive’s knowledge of Protected Information is likely to affect Executive’s decisions or actions for the Direct Competitor, to the detriment of the Company.

c.Non-Interference.  Executive agrees that during his or her employment with the Company, and for a period of twenty-four (24) months from the termination of employment with the Company for any reason whatsoever, Executive shall not, either personally or in conjunction with others, either (a) solicit, interfere with, or endeavor to cause any Restricted Employee of the Company to leave his or her employment in order to work for a Direct Competitor, or (b) otherwise induce or attempt to induce any such Restricted Employee to terminate employment with the Company in order to work for a Director Competitor.  A “Restricted Employee” is an employee of the Company with whom Executive has a managing or reporting relationship, or a close working relationship (such as where Executive and the Restricted Employee are both officers of the Company), which could be exploited by Executive to persuade the Restricted Employee to leave his or her employment with the Company, and whom has special knowledge and/or information (including access to Protected Information) that could cause the Company damage/harm if he or she went to work for a Direct Competitor.  Nothing in this Section 9.c. is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

d.No Disparagement.  Executive agrees that during his or her employment with the Company, during the period in which Executive is receiving any benefits under this Agreement, and for a period of twenty-four (24) months from the date on which the provision of benefits under this Agreement end, Executive will not make public statements or communications that are critical, negative or disparaging about the Company Group or their businesses, services, products or their affiliates or their current, former or future directors or executive officers (in their capacity as such), or with respect to any current or former director or executive officer or shareholder of the Company Group or its affiliates (in their capacity as such), and the Company will use its best efforts to have the directors and officers of each member of the Company Group and its affiliates not make public statements or communications that disparage the Executive over the same twenty-four (24) month period.

10.REASONABLE RESTRICTIONS.  Executive agrees that the terms and conditions in Sections 6 through 9 are reasonable and necessary for the protection of the Company’s business and to prevent damage or loss to the Company as the result of action taken by Executive.  Executive acknowledges that he could continue to actively pursue Executive’s career and earn sufficient compensation without breaching any of the restrictions contained in these Sections.

11.EQUITABLE RELIEF AND OTHER RELIEF.  Executive agrees that damages would be an inadequate remedy for the Company in the event of breach or threatened breach of Executive’s obligations under Sections 7 through 9, and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Executive from violating the promises in these Sections.  Executive understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to the Company and Executive agrees and understands that, in the event of a breach or threatened breach of Executive’s obligations under Sections 7 through 9, any payments or other benefits that have previously been provided to Executive under this Agreement may be recovered by the Company.

12.TRADE SECRETS/DEFEND TRADE SECRETS ACT.  Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.  Additionally, nothing in this Agreement is intended to discourage Executive from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

a.An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

13.NOTICE.  Executive agrees that he will give notice of this Agreement and Executive’s obligations to comply with its terms to any person or organization that Executive may become associated with during the first eighteen (18) months after the termination of Executive’s employment with the Company.  Executive further agrees that the Company may, if it desires, send a copy of this Agreement to, or otherwise make the provisions in Sections 7 through 9 hereof known to any such person, firm or entity during that time.

14.INTERNAL REVENUE CODE SECTION 409A COMPLIANCE.

a.This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

b.The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A of the Code.

c.If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company (or its delegate) and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

d.The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.  The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, for any such tax, penalty or interest, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

e.For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

f.With respect to any reimbursement of expenses of Executive of provision of in-kind benefits to Executive subject to Section 409A of the Code, such reimbursement of expenses and provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or provision of in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or provision of in-kind benefits in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or provision of in-kind benefit shall not be subject to liquidation or exchange for another benefit.

g.Any termination of the Executive’s employment triggering payment of the benefits under Sections 2.b, 2.d or 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates), any benefits payable under Sections 2.b, 2.d or 4 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 14.g shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

h.If a payment obligation under this Agreement or other compensation arrangement arises on account of Executive’s separation from service while Executive is a “specified employee” as determined by the Company, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid on the first business day after the end of the six (6) month period beginning on the date of such separation from service or, if earlier, on the date of his or her death.

15.INTERNAL REVENUE CODE SECTION 280G.   Except to the extent Executive has in effect another agreement with the Company or any affiliate, or is subject to a Company policy that provides for a more favorable result to Executive upon a Change of Control, if any payments or benefits paid by the Company or otherwise received by Executive pursuant to this Agreement, the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto) or any other arrangement, including any accelerated vesting or similar provisions, in connection with a Change of Control (together, the “CIC Payments”), would cause some or all of the CIC Payments to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 15, then, notwithstanding any other provision of this Agreement to the contrary, the CIC Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate CIC Payments that Executive is entitled to receive shall be One Thousand Dollars ($1,000.00) less than the maximum amount that Executive may receive without being subject to the Excise Tax, whichever of (a) or (b) results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).  All determinations under this Section 15 shall be made following procedures based on those set forth with respect to Code Section 280G in the Company’s 2013 Omnibus Incentive Plan (or successor plan thereto).

16.CLAIMS BY EMPLOYEE.  Executive acknowledges and agrees that any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

17.DIRECTORS AND OFFICERS INSURANCE.  During the Term, the Company shall maintain commercially reasonable directors and officers insurance.  Any release requirement set forth in the Separation Agreement shall not require Executive to waive any right or claim to coverage under such insurance.

18.REPRESENTATIONS.  Executive represents and warrants that Executive is free to enter into this Agreement and is not currently subject to any agreement or other obligation that would prevent Executive from engaging in the conduct contemplated by this Agreement.  Executive further represents and warrants that Executive will not divulge or use any confidential information or trade secrets of another, including any prior employer, in the course of performing any services for the Company.  Company and its designated signatory each represents that the Company and its designated signatory are each authorized to enter into and execute this Agreement.

19.CHOICE OF LAW.  This Agreement shall be construed in accordance with the internal laws of the State of Wisconsin.

20.NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and/or conditions of this Agreement, or the waiver of any breach of any of the terms and/or conditions of this Agreement, shall not be construed as thereafter waiving any such terms and/or conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

21.ASSIGNMENT.  The Company shall assign this Agreement to its successors in connection with the sale of all or part of its business, and that successor may enforce this Agreement against Executive.  Executive further acknowledges that performance by Executive of Executive’s duties or responsibilities under this Agreement are personal in nature, and Executive may not assign any rights, duties or obligations under this Agreement to another without written consent of the Company; however, Executive may assign Executive beneficial interests or rights under this Agreement if Executive should die, to the extent any such rights or interests continue to exist after Executive’s death.

22.SURVIVING TERMS.  Sections 6 through 16 shall survive the termination of Executive’s employment between Executive and the Company.  The parties acknowledge that those Sections are necessary in order to protect the legitimate business interests of the Company and the, to the extent applicable, the Executive.

23.REVIEW BY COUNSEL.  Executive represents and warrants that this Agreement is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable.  Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable.  This Agreement has been jointly drafted by both parties, with legal counsel representing both parties, and shall not be interpreted as against one party as the drafter.

24.DIVISIBILITY OF AGREEMENT OR MODIFICATION BY COURT.  To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision.  In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision.  Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

25.MODIFICATION OR AMENDMENT.  This Agreement may not be modified or amended except through a writing signed by hand by both Executive and the authorized representative of the Company, except as required by a court with competent jurisdiction in order to enforce this Agreement.

26.EXECUTION OF AGREEMENT.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument.  Further, this Agreement may be signed and delivered by means of facsimile, e-signatures or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile, e-signatures or scanned signatures as a defense to the formation of this Agreement.

27.COMPLETE AGREEMENT.  This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior understandings and agreements as to the employment of Executive, including but not limited to, the Contingent Employment Agreement (to the extent Executive has executed such agreement), as well as those agreements that contain restrictive covenants or obligations to maintain information confidential.  Executive may not rely on any prior discussions, statements or agreements regarding Executive’s employment with the Company, or Executive’s restrictive covenants or obligations to maintain information confidential.

Date:

EMPLOYEE:	THE MANITOWOC COMPANY, INC.

Sign:By:

Print Name:Printed Name:

Its:

Exhibit A

Prior Inventions